UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 16, 2005

CYMER, INC.
(Exact name of Registrant as specified in charter)

NEVADA	0-21321	33-0175463
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

17075 THORNMINT COURT
SAN DIEGO, CALIFORNIA 92127
(Address of principal executive offices)

(858) 385-7300
(Registrants telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(a)  On February 16, 2005, the compensation committee, or the committee, of our board of directors amended our Incentive Bonus Program.  Among other things, the committee made certain executive officers ineligible to receive quarterly payouts and modified bonus potential (expressed as a percentage of base salary).  The Incentive Bonus Program, as amended, is attached hereto as Exhibit 99.1.

On February 16, 2005, the committee awarded 2004 performance bonuses to the following named executive officers, which were in addition to the bonuses provided under our Incentive Bonus Program:

Name and Position	2004 Performance Bonus

Nancy J. Baker, Senior Vice President and Chief Financial Officer	$50,000
Edward P. Holtaway, Executive Vice President of Corporate Operations	$50,000

On February 17, 2005, the board of directors approved an amendment to our 1996 Employee Stock Purchase Plan, or the plan. Effective May 1, 2005, the amendment: a) changes duration of offering periods under the plan from 24 months to 6 months, b) reduces the discount to market price used to determine purchase price for shares of our common stock under the plan from 15% to 5%, and c) eliminates the “lookback” feature that allows the purchase price to be determined as of the beginning of an offering period, or enrollment date, if the market price as of the enrollment date was lower than the market price at the end of the offering period. The plan, as amended, is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

99.1	Summary description of Cymer, Inc. Incentive Bonus Program as amended.
99.2	Cymer, Inc. 1996 Employee Stock Purchase Plan as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYMER, INC.

	By:	/s/ Nancy J. Baker
Date: February 23, 2005		Nancy J. Baker Senior Vice President and Chief Financial Officer